Exhibit 99.1

Verdant and GEM Global Yield Fund sign Stock Purchase Agreement valued up to $30 million

LOS ANGELES, August 23, 2012 – VRDT Corporation (“Verdant”) announced today that it has signed a stock purchase agreement with GEM Global Yield Fund, a member of the Global Emerging Markets Group (“GEM”), which formalizes a commitment from GEM announced by Verdant in June, to fund Verdant with up to $30 million through a structured stock subscription facility.

Under the terms of the formalized agreement, funds are accessed from GEM, with limited restrictions, at Verdant’s discretion through the issuance of common stock.

“This agreement gives Verdant the stability it needs to bring innovative energy technology solutions to the market,” stated Graham Norton-Standen, Verdant’s Executive Chairman, “[w]ith the signing of this agreement, the Verdant vision of bringing together the best energy technologies to affect real change takes another step forward.  We have a great financing partner in GEM and look forward to building real value with them in the energy space.”

Given the continued growth in demand for energy being fueled by the electrification of transportation, exciting new consumer devices, commercial development and integrated smart technologies, the time for Verdant solutions could not be better.

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For more information, please contact Maria Foskaris at (949) 633-3467.

About Global Emerging Markets (“GEM”)
Global Emerging Markets Limited, www.gemny.com, was founded in 1991 and is a $3.4b investment group having completed 305 transactions in 65 countries. The firm is an alternative investment group that manages a diverse set of investment vehicles across the world.

About VRDT Corporation
VRDT Corporation (“Verdant”) delivers total energy technology solutions and profitable distributed grid management through an innovative energy technology aggregation model. The Verdant Solutions team creates significant synergies by developing credible and commercially viable products and solutions across a set of verticals including energy storage, infrastructure, energy generation, automotive, charging and other industry.

Statements contained in this release that are not historical facts may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Act of 1934 and are inherently uncertain. Actual performance and results may differ materially from that projected herein due to certain risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. VRDT Corporation does not intend to update any of the forward-looking statements after the date of this release to conform them to actual results, except as may be required by law.